Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-8) and related Prospectus of GI Dynamics, Inc. for the registration of 16,535,150 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries included in its Registration Statement (Form 10) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 12, 2014